CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the reference to our Firm under the heading "Financial Highlights" in this Post-Effective Amendment No. 37 to the registration statement of STI Classic Funds on Form N-1A relating to the financial highlights of the STI High Income Fund (formerly known as the ESC Strategic Income Fund).


/S/ PricewaterhouseCoopers LLP

Columbus, Ohio
September 21, 2000